Exhibit 99.1

Contacts:	Joseph D. Frehe
Chief Financial Officer
Alloy, Inc.
(212) 329-8347

For immediate release:

ALLOY REPORTS SECOND QUARTER FISCAL 2007 RESULTS

•	Sales up 11%, driven by media segment growth and effect of acquisitions

•	Reports good progress on acquisitions and internal growth initiatives

New York, NY – September 6, 2007 - Alloy, Inc. (NASDAQ: “ALOY”), one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments, today reported financial results for the three and six-month periods ended July 31, 2007.

Results for the Second Quarter Ended July 31, 2007

Revenue in the second quarter of fiscal 2007 increased $4.9 million, or 11%, to $51.7 million from $46.7 million in the second quarter of fiscal 2006.

Adjusted EBITDA, defined as operating income (loss) plus depreciation and amortization, special charges and non-cash stock-based compensation, for the second quarter of fiscal 2007, was $0.9 million compared with $3.4 million for the same period of fiscal 2006, a decrease of $2.5 million. The decrease was principally due to operating costs of Channel One and lower profitability in our display-board business, partially offset by strong sales in our on campus marketing business and the earnings contribution of Frontline. Excluding the acquisitions of Channel One and Frontline, the Adjusted EBITDA would have been approximately the same as last year’s second quarter.

Commenting on the second quarter financial results, Matt Diamond, Chairman and Chief Executive Officer stated, “We are pleased with our second quarter results, which were ahead of our expectations. Our Channel One and Frontline acquisitions, as well as some of our internal investments, reported better than expected earnings. We believe we are making excellent progress on re-shaping Alloy Media + Marketing by consistently increasing the contribution of our media segment.”

Free cash flow, defined as net income (loss) plus depreciation and amortization, special charges, stock-based compensation and amortization of deferred financing costs less capital expenditures, in the second quarter of fiscal 2007 decreased approximately $7.7 million to $(5.1) million, or $(0.38) per diluted share, compared with $2.6 million, or $0.21 per diluted share, in the second quarter of fiscal 2006. Capital expenditures for the second quarter of fiscal 2007 increased $5.7 million, to $5.9 million from $0.2 million in the second quarter of fiscal 2006, primarily due to capital improvements for Channel One’s infrastructure.

Operating income decreased approximately $3.7 million, to an operating loss of $1.4 million in the second quarter of fiscal 2007, from operating income of $2.3 million in the second quarter of fiscal 2006.

Interest expense decreased 98%, or approximately $1.0 million, from the second quarter of fiscal 2006, and income tax expense increased $0.2 million from the amount expensed in the second quarter of fiscal 2006.

Net income decreased $3.2 million, to net loss of $1.5 million, or $(0.11) per diluted share, in the second quarter of fiscal 2007 from net income of $1.6 million, or $0.13 per diluted share, in the second quarter of fiscal 2006.

Fiscal 2007 Outlook

The Company expects Adjusted EBITDA, for its full fiscal year ending January 31, 2008 (“fiscal 2007”), including the impact of Channel One and Frontline, to be approximately $12.0 to $14.0 million, or $5.0 to $7.0 million lower than fiscal 2006 Adjusted EBITDA. In previous announcements, the Company indicated that Channel One losses would reduce Adjusted EBITDA by approximately $7.0 to $8.0 million in fiscal 2007. Our improved outlook reflects better than expected performance of Channel One, the positive impact of the Frontline acquisition and momentum in the legacy business. During fiscal 2007, we expect to spend approximately $16.0 million on capital improvements Company-wide including about $12.5 million for Channel One. Through July 31, 2007, the Company has spent $7.1 million on capital improvements. As stated previously, the Company received $8.6 million of cash and working capital as part of the acquisition of Channel One and assumed approximately $8.6 million in Channel One liabilities.

Commenting on the Company’s 2007 outlook, Matt Diamond, Chairman and Chief Executive Officer said, “We are pleased that our 2007 Adjusted EBITDA expectations are improving. As we look to 2008, Channel One and certain development expenses which negatively impacted Adjusted EBITDA this year will be positive contributors next year. Consequently, we expect to deliver substantial year-over-year Adjusted EBITDA growth in 2008.”

Results for the Six Months Ended July 31, 2007

Revenue for the six-month period ended July 31, 2007 decreased $2.1 million, or 2%, to $89.5 million from $91.6 million in the comparable period of fiscal 2006.

Adjusted EBITDA for the six-month period ended July 31, 2007 decreased $4.1 million, or 84%, to $0.8 million from $4.9 million in the comparable period of fiscal 2006. The decrease was principally due to operating costs of Channel One, lower revenue in our display-board business and increased spending to upgrade our interactive properties.

Free cash flow in the six-month period ended July 31, 2007 was approximately $(6.2) million, or $(0.46) per diluted share, compared with $3.0 million, or $0.24 per diluted share in the six-month period ended July 31, 2006. Capital expenditures for the six-month period ended July 31, 2007 increased $6.4 million, to $7.1 million from $0.7 million in the comparable period of fiscal 2006, primarily due to capital improvements for Channel One’s infrastructure.

Operating income decreased approximately $5.2 million to an operating loss of $3.3 million in the first six months of fiscal 2007, from operating income of $1.9 million in the first six months of fiscal 2006.

Interest expense decreased 98%, or approximately $2.1 million, from the first six months of fiscal 2006, and income tax expense increased $0.3 million from the amount expensed in the first six months of fiscal 2006.

Net income decreased $3.7 million, to net loss of $3.2 million, or $(0.24) per diluted share, in the first half of fiscal 2007 from net income of $0.5 million, or $0.04 per diluted share, in the first half of fiscal 2006.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended July 31, 2007 and 2006:

	Three Months Ended July 31,		Change
(In thousands)	2007	2006	$	%
Revenue
Promotion	$28,250	$27,698	$552	2%
Media	14,013	9,554	4,459	47
Placement	9,403	9,481	(78)	(1)

Total Revenue	$51,666	$46,733	$4,933	11%

Adjusted EBITDA
Promotion	$4,488	$3,305	$1,183	36%
Media	(1,810)	1,725	(3,535)	nm
Placement	846	399	447	112
Corporate	(2,640)	(2,024)	(616)	(30)

Total Adjusted EBITDA	$884	$3,405	$(2,521)	(74)%

Operating Income (Loss)
Promotion	$4,105	$3,064	$1,041	34%
Media	(3,118)	1,224	(4,342)	nm
Placement	797	371	426	115
Corporate	(3,223)	(2,349)	(874)	(37)

Total Operating Income (Loss)	$(1,439)	$2,310	$(3,749)	nm

nm – Not meaningful

Promotion revenue increased 2% to $28.3 million from $27.7 million in the prior year’s second fiscal quarter primarily due to increased on campus marketing sales, partially offset by a decrease in promotions and sampling revenue. Adjusted EBITDA increased 36% primarily due to higher on campus marketing profitability. Operating income increased $1.0 million as a result of the Adjusted EBITDA improvement.

Media revenue increased 47% to $14.0 million from $9.6 million in the prior year’s second fiscal quarter primarily as a result of the revenue contributions of Channel One and Frontline, partially offset by a decrease in the Company’s display-board business. Adjusted EBITDA decreased $3.5 million, primarily due to the operating costs of Channel One, increased spending to upgrade our interactive properties and lower profitability in our display board business, partially offset by the earnings contribution of Frontline. Operating income decreased $4.3 million from $1.2 million to an operating loss of $3.1 million as a result of lower Adjusted EBITDA, higher stock-based compensation expense and an increase in depreciation and amortization.

Placement revenue decreased slightly to $9.4 million from $9.5 million in the second quarter of fiscal 2006 principally as a result of lower multicultural newspaper revenue. Adjusted EBITDA increased 112% as a result of a reduction in operating costs in the Company’s newspaper business as well as higher profitability in college and military newspapers. Operating income increased 115% due to the Adjusted EBITDA improvement, partially offset by higher stock-based compensation expense.

Corporate Adjusted EBITDA decreased 30% to $(2.6) million from $(2.0) million in the prior year’s second quarter principally due to one-time office rent payments, increased accounting fees and higher insurance expense. Operating loss increased 37% principally as a result of higher stock-based compensation expense and lower Adjusted EBITDA.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the six-month periods ended July 31, 2007 and 2006:

	Six Months Ended July 31,		Change
(In thousands)	2007	2006	$	%
Revenue
Promotion	$41,790	$46,826	$(5,036)	(11)%
Media	24,429	20,769	3,660	18
Placement	23,234	23,973	(739)	(3)

Total Revenue	$89,453	$91,568	$(2,115)	(2)%

Adjusted EBITDA
Promotion	$4,774	$3,991	$783	20%
Media	(1,301)	3,177	(4,478)	nm
Placement	2,358	2,097	261	12
Corporate	(5,055)	(4,356)	(699)	(16)

Total Adjusted EBITDA	$776	$4,909	$(4,133)	(84)%

Operating Income (Loss)
Promotion	$3,994	$3,394	$600	18%
Media	(3,443)	1,821	(5,264)	nm
Placement	2,264	2,034	230	11
Corporate	(6,142)	(5,371)	(771)	(14)

Total Operating Income (Loss)	$(3,327)	$1,878	$(5,205)	nm

nm – Not meaningful

Promotion revenue decreased 11% to $41.8 million in the six-month period ended July 31, 2007 from $46.8 million in the prior year primarily due to fewer promotional events, lower sponsorship sales for our spring break promotion and lower revenue from the Company’s sampling business, partially offset by increased on campus marketing sales. Adjusted EBITDA increased 20% primarily due to higher on campus marketing profitability, partially offset by a decrease in promotions and sampling revenue. Operating income increased $0.6 million as a result of the Adjusted EBITDA improvement, partially offset by higher depreciation and amortization and higher stock-based compensation expense.

Media revenue increased 18% to $24.4 million in the six-month period ended July 31, 2007 from $20.8 million in the prior year’s comparable period primarily as a result of the revenue contributions of Channel One and Frontline and higher royalties in our entertainment business, partially offset by lower display board revenue. Adjusted EBITDA decreased $4.5 million primarily due to the operating expenses of Channel One, increased spending to upgrade our interactive properties and lower profitability in our display board business, partially offset by the earnings contribution of Frontline as well as higher royalties in the entertainment business. Operating income decreased $5.3 million from $1.8 million as a result of lower Adjusted EBITDA, higher depreciation and amortization and higher stock-based compensation expense.

Placement revenue decreased 3% to $23.2 million in the six-month period ended July 31, 2007 from $24.0 million in the comparable six-month period of fiscal 2006 principally as a result of lower broadcast and multicultural newspaper revenue. Adjusted EBITDA increased 12% as a result of a reduction in operating costs in the Company’s newspaper business as well as higher profitability in college and military newspapers. Operating income increased 11% due to the Adjusted EBITDA improvement partially offset by higher stock-based compensation expense.

Corporate Adjusted EBITDA was $(5.1) million in the six-month period ended July 31, 2007 compared to $(4.4) million in the six-month period ended July 31, 2006. The decrease in Adjusted EBITDA is principally due to one-time office rent, increased accounting fees and higher insurance expense. Operating loss increased 14% principally as a result of lower Adjusted EBITDA, higher depreciation and amortization and stock-based compensation expense partially offset by lower special charges.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy, Inc. works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com)

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2007 and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and six-month periods ended July 31, 2007 and 2006. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statement of Operations: income taxes, other items, interest income, interest expense, special charges, depreciation and amortization and stock-based compensation expense.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and this measure is among the primary measure used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA by segment to operating income (loss).

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Net Income (Loss)	$(1.5)	$1.6	$(3.2)	$0.5
Plus (Minus):
Income Taxes	0.3	0.1	0.4	0.1
Interest Income	(0.2)	(0.4)	(0.5)	(0.8)
Interest Expense	—	1.0	—	2.1
Special Charges	—	—	—	0.1
Depreciation and Amortization	1.3	0.6	2.4	1.7
Stock-based Compensation	1.0	0.5	1.7	1.2

Adjusted EBITDA	$0.9	$3.4	$0.8	$4.9

	Three Months Ended July 31, 2007
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$4.5	$(0.2)	$(0.2)	—	$4.1
Media	(1.8)	(0.8)	(0.5)	—	(3.1)
Placement	0.8	—	—	—	0.8
Corporate	(2.6)	(0.3)	(0.3)	—	(3.2)

Total	$0.9	$(1.3)	$(1.0)	—	$(1.4)

	Three Months Ended July 31, 2006
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$3.3	$(0.1)	$(0.1)	—	$3.1
Media	1.7	(0.3)	(0.2)	—	1.2
Placement	0.4	—	—	—	0.4
Corporate	(2.0)	(0.2)	(0.2)	—	(2.4)

Total	$3.4	$(0.6)	$(0.5)	—	$2.3

	Six Months Ended July 31, 2007
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$4.8	$(0.5)	$(0.3)	—	$4.0
Media	(1.3)	(1.4)	(0.7)	—	(3.4)
Placement	2.4	—	(0.1)	—	2.3
Corporate	(5.1)	(0.5)	(0.6)	—	(6.2)

Total	$0.8	$(2.4)	$(1.7)	—	$(3.3)

	Six Months Ended July 31, 2006
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$4.0	$(0.4)	$(0.2)	—	$3.4
Media	3.2	(0.9)	(0.5)	—	1.8
Placement	2.1	—	—	—	2.1
Corporate	(4.4)	(0.4)	(0.5)	$(0.1)	(5.4)

Total	$4.9	$(1.7)	$(1.2)	$(0.1)	$1.9

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) plus depreciation and amortization, special charges, stock-based compensation and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

(In millions, except per share amounts)	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$5.7	$20.0	$4.5	$11.9
Plus (Minus):
Changes in operating assets and liabilities	(4.9)	(17.1)	(3.6)	(8.3)

Spinoff costs included in Special Charges	—	(0.1)	—	0.1
Capital expenditures	(5.9)	(0.2)	(7.1)	(0.7)

Free Cash Flow	$(5.1)	$2.6	$(6.2)	$3.0

Weighted Average Shares Outstanding—Diluted	13.6	12.5	13.4	12.4

Free Cash Flow per Diluted Share	$(0.38)	$0.21	$(0.46)	$0.24

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	July 31, 2007	January 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,851	$6,366
Marketable securities	13,441	21,145
Accounts receivable, net of allowance for doubtful accounts of $1,948 and $2,680 respectively	35,110	29,534
Inventory	4,937	3,225
Other current assets	4,598	4,862

Total current assets	69,937	65,132
Fixed assets	12,576	4,403
Goodwill	120,850	119,218
Intangible assets	8,017	7,424
Other assets	444	389

Total assets	$211,824	$196,566

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,525	$7,246
Deferred revenue	13,805	10,542
Accrued expenses and other current liabilities	23,108	13,887

Total current liabilities	45,438	31,675
Senior convertible debentures	1,397	1,397
Other long-term liabilities	2,135	823

Total liabilities	48,970	33,895

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 15,166 and 14,698, respectively	152	147
Additional paid-in capital	443,387	438,428
Accumulated deficit	(265,926)	(261,692)

	177,613	176,883
Less treasury stock, at cost; 1,200 and 1,151 shares	(14,759)	(14,212)

Total stockholders’ equity	162,854	162,671

Total liabilities and stockholders’ equity	$211,824	$196,566

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$51,666	$46,733	$89,453	$91,568

Expenses:
Operating	47,154	40,344	81,683	80,247
General and administrative	4,614	3,443	8,743	7,618
Depreciation and amortization	1,337	679	2,354	1,698
Special charges	—	(43)	—	127

Total expenses	53,105	44,423	92,780	89,690

Operating income (loss)	(1,439)	2,310	(3,327)	1,878
Interest expense	(21)	(1,063)	(40)	(2,123)
Interest income and other income	237	449	549	830

Income (loss) before income taxes	(1,223)	1,696	(2,818)	585
Income taxes	(289)	(50)	(402)	(100)

Net income (loss)	$(1,512)	$1,646	$(3,220)	$485

Income (loss) per basic share	$(0.11)	$0.14	$(0.24)	$0.04

Income (loss) per diluted share	$(0.11)	$0.13	$(0.24)	$0.04

Weighted average shares outstanding:
Basic	13,551	11,954	13,357	11,750

Diluted	13,551	12,551	13,357	12,409

ALLOY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended July 31,
	2007	2006
	(Unaudited)
Net income (loss)	$(3,220)	$485
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of fixed assets	1,459	1,047
Amortization of debt issuance costs and other	—	256
Amortization of intangible assets	895	651
Compensation charge for restricted stock and issuance of options	1,749	1,205
Changes in operating assets and liabilities:
Accounts receivable, net	791	10,144
Other assets	(510)	(1,669)
Accounts payable, accrued expenses, and other	3,385	(239)

Net cash provided by operating activities	4,549	11,880

Cash Flows from Investing Activities
Capital expenditures	(7,066)	(739)
Acquisition of companies	1,427	(155)
Purchases of marketable securities	(8,511)	(16,898)
Proceeds from the sales and maturity of marketable securities	16,215	1,200
Purchase of domain name / mailing list / marketing rights	(1,198)	(78)

Net cash provided by (used in) investing activities	867	(16,670)

Cash Flows from Financing Activities
Cash payment to dELiA*s pursuant to spinoff	—	(8,155)
Issuance of common stock	616	489
Repurchase of common stock	(547)	—

Net cash provided by (used in) financing activities	69	(7,666)

Net change in cash and cash equivalents	5,485	(12,456)
Cash and cash equivalents:
Beginning of period	6,366	39,631

End of period	$11,851	$27,175